News
Merrill Lynch & Co., Inc.
World Headquarters
4 World Financial Center New York, NY 10080

For Release: December 10, 2004

Media Relations:
Michael O’Looney
(212) 449-9205 Michael_OLooney@ml.com Investor Relations: Tina Madon (212) 449-7687 Tina_Madon@ml.com

MERRILL LYNCH REPURCHASES $2,874,876,000 OF ITS FIXED RATE

CONVERTIBLE SECURITIES

New York, December 10, 2004 – Merrill Lynch & Co., Inc. (NYSE: MER) announced today that the deadline for tendering its Liquid Yield Option™ Notes due 2031 (Zero Coupon—Senior— CUSIP No. 590188 A6 5) (“Fixed Rate LYONs”) passed at 5:00 p.m., Eastern Standard Time, December 9, 2004. As of the deadline for tendering Fixed Rate LYONs for repurchase, $2,874,876,000 aggregate principal amount at maturity of Fixed Rate LYONs, representing approximately 88 percent of the total principal amount at maturity of Fixed Rate LYONs outstanding, have been tendered. All Fixed Rate LYONs that were properly tendered have been accepted for repurchase for $554.40 per Fixed Rate LYON. The purchase price for the Fixed Rate LYONs is expected to be paid on December 13, 2004. Following this repurchase, $390,839,000 aggregate principal amount at maturity of Fixed Rate LYONs remain outstanding.

Merrill Lynch has also announced today that it has completed an exchange offer of approximately $2,232,108,000 aggregate original principal amount its Liquid Yield Option™ Notes due 2032 (Zero Coupon—Floating Rate—Senior) for an equal principal amount of a new issuance of Exchange Liquid Yield Option Notes due 2032 (Zero Coupon—Floating Rate—Senior).

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Requests for copies of the Notice of Amendment describing the repurchase and related documents may be obtained from the information agent.

The information agent is:

Global Bondholder Services Corporation

65 Broadway – Suite 704

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

(866) 470-3800 (toll-free)

The financial advisor is:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center

New York, New York 10080

Attn: Liability Management Group

(888) 654-8637 (toll-free)

(212) 449-4914

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Merrill Lynch is one of the world’s leading financial management and advisory companies, with offices in 36 countries and total client assets of approximately $1.5 trillion. As an investment bank, it is a leading global underwriter of debt and equity securities and strategic advisor to corporations, governments, institutions and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world’s largest managers of financial assets. Firmwide assets under management total $478 billion. For more information on Merrill Lynch, please visit www.ml.com.

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Merrill Lynch may make or publish forward-looking statements about management expectations, strategic objectives, business prospects, investment banking backlogs, anticipated expense levels and financial results, anticipated results of litigation and regulatory proceedings, and other similar matters. A variety of factors, many of which are beyond Merrill Lynch’s control, affect the operations, performance, business strategy and results of Merrill Lynch and could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and potential competitors, the effect of current and future legislation or regulation, and certain other additional factors described in Merrill Lynch’s 2003 Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC’s website, www.sec.gov. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update such statements to reflect the impact of circumstances or events that arise after the date these statements were made. Readers should, however, consult any further disclosures Merrill Lynch may make in its reports filed with the SEC.

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